Exhibit 99.1

Synalloy Updates Full Year 2019 Guidance
RICHMOND, Va., June 19, 2019 (GLOBE NEWSWIRE) -- Synalloy Corporation (Nasdaq:SYNL, today announced reduced guidance for the full year 2019 results. Net sales are now expected to total $329 million, down from the previous forecast of $340 million. Adjusted EBITDA for the year is estimated at $22 million, down from the prior forecast of $30 million. Adjusted EBITDA reflects inventory price change losses and negative manufacturing variances that are projected to total approximately $5 million. A reconciliation of Net Income to Adjusted EBITDA is provided as an exhibit to the press release.
The reduced guidance is primarily the result of the following items:

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Average selling prices for welded stainless steel pipe are down approximately 15% from last year, pressuring contribution margins by about 9%. Prices are falling due to lower surcharges and what we believe to be a temporary surplus of inventory in the supply chain. Recent consolidation among master distribution companies has resulted in higher than normal inventory levels. This coupled with declining surcharges, has Bristol Metals’ customers reducing the size and frequency of their stock buys, while at the same time looking for more aggressive pricing. Smaller shipments and more frequent stops have increased the freight cost per pound as well.

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Average selling prices for galvanized tube are also down from the prior year. Our customer contracts are based on the CRU Index for hot-dipped galvanized, which fell to a 52-week low in May. We believe the index has bottomed and should start to increase over the balance of the year.

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Heavy wall, seamless carbon tube volume at our Houston distribution center is running about 33% behind last year. Demand for larger diameter tube from the energy market has softened in the past several months.

Helping to offset these negative factors, we are seeing a strong performance from our new ornamental stainless steel tube acquisition, improving results in our storage tank product line and continued steady growth in our Specialty Chemicals segment. While pricing has been a challenge in our welded stainless steel pipe business, we have increased our market share by 320 basis points over last year.
“Since our letter dated May 29, 2019, the Executive Committee of Synalloy’s Board of Directors has been in contact with representatives of the Privet Fund,” said Craig C. Bram, Synalloy’s President and CEO. “Privet has requested additional diligence information, which we will be providing in a data room later this week.” Bram continued, “The Board of Directors of Synalloy remains committed to doing what is best for all shareholders and will consider any and all good faith offers made to purchase the Company.”
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tube, galvanized pipe and tube, fiberglass and steel storage tanks, specialty chemicals and the master distribution of seamless carbon pipe and tube. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements

This press release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.

Contact: Dennis Loughran at (804) 822-3266

Reconciliation of 2019 Net Income to Adjusted EBITDA (1)

	2019 Forecast Comparison
(unaudited)	Latest Forecast	Prior Forecast
Consolidated
Net income	$2,779,000	$9,331,000
Adjustments:
Interest expense	3,799,000	3,613,000
Income taxes	823,000	2,632,000
Depreciation	7,658,000	7,436,000
Amortization	3,573,000	3,613,000
EBITDA	18,632,000	26,625,000
Earn-out adjustments	160,000	201,000
Acquisition costs	1,660,000	1,640,000
Stock option / grant costs	1,270,000	1,292,000
Shelf Registration Costs	10,000	—
(Gain)Loss on investments	(273,000)	(273,000)
Straight line lease cost - sale-leaseback	297,000	404,000
Retention expense	148,000	148,000
Adjusted EBITDA (1)	$21,904,000	$30,037,000

Other favorable (unfavorable) impacts to income (2):
Inventory price change gain (loss)	$(4,858,999)	$(3,375,470)
Inventory cost adjustments	175,754	161,561
Aged inventory adjustment	(16,208)	(16,208)
Manufacturing variances	(302,435)	(701,881)
Total other favorable (unfavorable) impacts	(5,001,888)	(3,931,998)

(1)
The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings. The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction based items that have no relationship to earnings from operations of past, current or future periods, including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, realized and unrealized gains and losses on investments, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on the next page.

(2)
Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.